Exhibit 99.1

PondelWilkinson Inc.

21700 Oxnard Street, Suite 1840

Woodland Hills, CA 91367

Investor Relations Strategic Public Relations	T (310) 279 5980 F (310) 279 5988 W www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
NEWS RELEASE		(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2018 SECOND QUARTER FINANCIAL RESULTS

-- Record Quarterly Net Sales exceed $1.0 billion threshold --

-- Second Quarter Net Sales rise 12.0 percent; 13.3 percent without the adoption of ASC 606 --

-- Second Quarter Net Income increases 21.3 percent to $270.1 million --

-- Second Quarter Net Income per diluted share increases 23.8 percent to $0.48 per share --

-- Second Quarter Distributor Termination Expenses were $5.5 million --

-- Board Authorizes new $500.0 million share repurchase program--

Corona, CA – August 8, 2018 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and six-months ended June 30, 2018.

Second Quarter Results

Net sales for the 2018 second quarter increased 12.0 percent to $1.02 billion from $907.1 million in the same period last year.  Gross sales for the 2018 second quarter increased 14.7 percent to $1.19 billion from $1.04 billion in the same period last year.  Net sales for the 2018 second quarter were negatively impacted by $12.2 million, due to the adoption of Accounting Standards Codification (“ASC”) 606. Under ASC 606, commissions paid to The Coca-Cola Company (“TCCC”), based on sales to certain of the Company’s customers which TCCC accounts for under the equity method (the “TCCC Related Parties”), or consolidates, are included as a reduction to net sales. Prior to January 1, 2018, commissions based on sales to the TCCC Related Parties were included in operating expenses. Net changes in foreign currency exchange rates had a favorable impact on net and gross sales for the 2018 second quarter of $16.8 million and $21.4 million, respectively.

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Monster Beverage Corporation

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Net sales for the Company’s Monster Energy® Drinks segment, which includes the Company’s Monster Energy® drinks and Mutant® Super Soda drinks, increased 14.0 percent to $929.4 million for the 2018 second quarter, from $815.3 million for the same period last year.  Net sales for the Company’s Monster Energy® Drinks segment for the 2018 second quarter were negatively impacted by $5.1 million, due to the adoption of ASC 606. Net sales for the Company’s Strategic Brands segment, which includes the various energy drink brands acquired from TCCC, decreased 6.8 percent to $79.8 million for the 2018 second quarter, from $85.6 million in the comparable 2017 quarter.  Net sales for the Company’s Strategic Brands segment for the 2018 second quarter were negatively impacted by $7.1 million, due to the adoption of ASC 606.  Net sales for the Company’s Other segment, which includes certain products of American Fruits & Flavors sold to independent third parties, were $6.6 million for the 2018 second quarter, compared with $6.2 million in the 2017 second quarter.

Net sales to customers outside the United States increased 18.5 percent to $293.8 million in the 2018 second quarter, from $247.9 million in the corresponding quarter in 2017.

Gross profit, as a percentage of net sales, for the 2018 second quarter was 61.1 percent, compared with 64.3 percent in the 2017 second quarter. The decrease in gross profit as a percentage of net sales was primarily attributable to (i) an increase in promotional allowances as a percentage of gross sales; (ii) the $12.2 million of commissions accounted for as a reduction to net sales due to the adoption of ASC 606; (iii) increases in certain input costs such as aluminum cans and other costs; (iv) domestic product sales mix; and (v) geographical sales mix.

Operating expenses for the 2018 second quarter were $262.6 million, compared with $233.5 million in the 2017 second quarter.  Operating expenses included distributor termination expenses of $5.5 million for the 2018 second quarter, compared with $0.2 million in the 2017 second quarter.  As a result of the adoption of ASC 606, commissions included in operating expenses decreased.

The impact to net sales, gross profit and operating expenses from the adoption of ASC 606 is included in the table below.

Distribution costs as a percentage of net sales were 3.7 percent for the 2018 second quarter, compared with 3.0 percent in the second quarter last year.

Selling expenses as a percentage of net sales for the 2018 second quarter were 11.4 percent, compared with 12.6 percent in the second quarter last year.

General and administrative expenses for the 2018 second quarter were $108.4 million, or 10.7 percent of net sales, compared with $91.4 million, or 10.1 percent of net sales, for the comparable 2017 second quarter.  Stock-based compensation (a non-cash item) was $14.9 million for the second quarter of 2018, compared with $12.8 million in the second quarter last year.

Operating income for the 2018 second quarter increased to $357.6 million from $350.0 million in the comparable 2017 quarter.

The effective tax rate for the 2018 second quarter was 24.6 percent, compared with 35.9 percent in the same period last year. The decrease in the effective tax rate was primarily due to the Tax Cuts and Jobs Act signed into law on December 22, 2017.

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Monster Beverage Corporation

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Net income for the 2018 second quarter increased 21.3 percent to $270.1 million from $222.6 million in the comparable quarter last year.  Net income per diluted share for the 2018 second quarter increased 23.8 percent to $0.48 from $0.39 in the second quarter of 2017.

The following table illustrates the impact of the adoption of ASC 606 for the 2018 second quarter as described above (in thousands):

	Three-Months Ended June 30, 2018, as Reported	Percent Change 2018 vs 2017	Three-Months Ended June 30, 2018, Without the Adoption of ASC 606	Percent Change 2018 vs 2017
Net Sales by Segment:
Monster Energy® Drinks	$929,439	14.0%	$934,519	14.6%
Strategic Brands	79,811	(6.8%)	86,943	1.5%
Other	6,623	7.3%	6,623	7.3%
Total Net Sales	$1,015,873	12.0%	$1,028,085	13.3%

Cost of Sales	395,615	22.3%	395,615	22.3%
Gross Profit	$620,258	6.3%	$632,470	8.4%

Gross Profit as a percentage of net sales	61.1%		61.5%
Operating Expenses	$262,637	12.5%	$274,849	17.7%
Average Net Sales Per Case	$9.17	(1.0%)	$9.28	0.2%

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report record quarterly net sales of more than $1.0 billion, a first in our Company’s history.

“We continue to progress our strategic alignment with the Coca-Cola system bottlers.  We have reached agreements to transition Monster Energy® to Coca-Cola bottlers in Arkansas.  In the second quarter of 2018, we transitioned parts of Arkansas and are planning on transitioning the remainder of Arkansas in the third quarter of 2018.

“In the second quarter of 2018, we successfully launched our Monster Energy® brand with the Coca-Cola bottlers in Belarus, Tanzania and Uruguay and commenced the relaunch of Monster Energy® with a Coca-Cola bottler in select cities in India.  We launched Monster Energy® in Ecuador in July 2018 and are planning further international launches later this year,” Sacks added.

2018 Six-Months

Net sales for the six-months ended June 30, 2018 increased 13.2 percent to $1.87 billion from $1.65 billion in the same period last year.  Gross sales for the six-months ended June 30, 2018 increased 15.8 percent to $2.18 billion from $1.88 billion in the same period last year.

Net sales for the six-months ended June 30, 2018 were negatively impacted by $22.2 million due to the adoption of ASC 606.  Net changes in foreign currency exchange rates had a favorable impact on net and gross sales for the six-months ended June 30, 2018 of $34.5 million and $43.6 million, respectively.

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Gross profit, as a percentage of net sales, for the six-months ended June 30, 2018 was 60.8 percent, compared with 64.5 percent in the comparable period last year.

Operating expenses for the six-months ended June 30, 2018 were $498.0 million, compared with $450.1 million in the comparable period last year.

Operating income for the six-months ended June 30, 2018 increased to $637.5 million from $614.3 million in the comparable period last year.

Net income for the six-months ended June 30, 2018 increased 21.4 percent to $486.2 million from $400.6 million in the comparable period last year.  Net income per diluted share for the six-months ended June 30, 2018 increased 22.9 percent to $0.85 from $0.69 in the comparable period last year. The effective tax rate was 24.0 percent for the six-months ended June 30, 2018, versus 34.6 percent for the comparable period last year.

Share Repurchase Program

During the 2018 second quarter, the Company purchased approximately 10.6 million shares of its common stock at an average purchase price of $52.42 per share, for a total amount of $553.2 million (excluding broker commissions).  The following table summarizes the Company’s share repurchase activity during the 2018 second quarter (dollars in thousands):

	Shares Purchased	Avg. Purchase Price	Amount	Authorization Remaining
February 2018 Repurchase Program	5,017,554	$49.81	$249,925	$-
May 2018 Repurchase Program	5,535,936	$54.78	$303,247	$196,670
Total	10,553,490	$52.42	$553,172

As of August 7, 2018, approximately $196.7 million remained available for repurchase under the May 2018 repurchase program.  On August 7, 2018, the Company’s Board of Directors authorized a new repurchase program for the repurchase of up to an additional $500.0 million of the Company’s outstanding common stock.  The Company expects to make the share repurchases from time to time in the open market or through privately-negotiated transactions, or otherwise, subject to applicable laws, regulations and approvals.  The timing of the share repurchases will depend on a variety of factors, including market conditions, and the share repurchases may be suspended or discontinued at any time.

Investor Conference Call

The Company will host an investor conference call today, August 8, 2018, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

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Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX™ maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster™ espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® energy shakes, Übermonster® energy drinks, Monster Hydro® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks and Mutant® energy drinks.  The Company’s subsidiaries also develop and market Mutant® Super Soda drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the disclosure of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

The following table reconciles the non-GAAP financial measure of gross sales with the most directly comparable GAAP financial measure of net sales (in thousands):

(In thousands)	Three-Months Ended June 30,		Six-Months Ended June 30,
	2018	2017	2018	2017
Gross sales, net of discounts and returns	$1,191,251	$1,038,970	$2,181,890	$1,884,518
Less: Promotional and other allowances	175,378	131,902	315,097	235,304
Net Sales	$1,015,873	$907,068	$1,866,793	$1,649,214

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and

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are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transaction and the American Fruits & Flavors transaction; our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2017 and our subsequent filed quarterly report on Form 10-Q. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2018 AND 2017

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net sales¹	$1,015,873	$907,068	$1,866,793	$1,649,214

Cost of sales	395,615	323,571	731,279	584,843

Gross profit¹	620,258	583,497	1,135,514	1,064,371
Gross profit as a percentage of net sales	61.1%	64.3%	60.8%	64.5%

Operating expenses²	262,637	233,456	497,979	450,068
Operating expenses as a percentage of net sales	25.9%	25.7%	26.7%	27.3%

Operating income¹,²	357,621	350,041	637,535	614,303
Operating income as a percentage of net sales	35.2%	38.6%	34.2%	37.2%

Interest and other income (expense), net	476	(2,551)	2,281	(1,893)

Income before provision for income taxes¹,²	358,097	347,490	639,816	612,410

Provision for income taxes	87,981	124,857	153,651	211,797
Income taxes as a percentage of income before taxes	24.6%	35.9%	24.0%	34.6%

Net income¹,²	$270,116	$222,633	$486,165	$400,613
Net income as a percentage of net sales	26.6%	24.5%	26.0%	24.3%

Net income per common share:
Basic	$0.48	$0.39	$0.86	$0.71
Diluted	$0.48	$0.39	$0.85	$0.69

Weighted average number of shares of common stock and common stock equivalents:
Basic	559,867	567,910	562,917	567,384
Diluted	566,352	578,020	570,231	577,719

Case sales (in thousands) (in 192-ounce case equivalents)	110,057	97,233	202,372	177,225
Average net sales per case[3]	$9.17	$9.27	$9.17	$9.24

¹Includes $11.0 million and $10.2 million for the three-months ended June 30, 2018 and 2017, respectively, related to the recognition of deferred revenue. Includes $22.2 million and $20.1 million for the six-months ended June 30, 2018 and 2017, respectively, related to the recognition of deferred revenue.

²Includes $5.5 million and $0.2 million for the three-months ended June 30, 2018 and 2017, respectively, related to distributor termination costs. Includes $12.5 million and $20.1 million for the six-months ended June 30, 2018 and 2017, respectively, related to distributor termination costs.

3Excludes Other segment net sales of $6.6 million and $6.2 million for the three-months ended June 30, 2018 and 2017, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Other segment net sales of $11.3 million and $11.7 million for the six-months ended June 30, 2018 and 2017, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2018 AND DECEMBER 31, 2017

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$659,687	$528,622
Short-term investments	211,093	672,933
Accounts receivable, net	592,568	449,476
Inventories	275,566	255,745
Prepaid expenses and other current assets	57,320	40,877
Prepaid income taxes	32,445	138,724
Total current assets	1,828,679	2,086,377

INVESTMENTS	-	2,366
PROPERTY AND EQUIPMENT, net	240,658	230,276
DEFERRED INCOME TAXES	85,253	92,333
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,039,401	1,034,085
OTHER ASSETS	16,436	13,932
Total Assets	$4,542,070	$4,791,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$267,117	$245,910
Accrued liabilities	82,191	87,475
Accrued promotional allowances	178,193	137,998
Accrued distributor terminations	488	91
Deferred revenue	43,888	43,236
Accrued compensation	26,357	34,996
Income taxes payable	15,978	10,645
Total current liabilities	614,212	560,351

DEFERRED REVENUE	320,259	334,354

OTHER LIABILITIES	2,439	1,095

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 630,330 shares issued and 552,457 shares outstanding as of June 30, 2018; 629,255 shares issued and 566,298 shares outstanding as of December 31, 2017	3,152	3,146
Additional paid-in-capital	4,194,676	4,150,628
Retained earnings	3,407,806	2,928,226
Accumulated other comprehensive loss	(25,196)	(16,659)
Common stock in treasury, at cost; 77,873 and 62,957 shares as of June 30, 2018 and December 31, 2017, respectively	(3,975,278)	(3,170,129)
Total stockholders’ equity	3,605,160	3,895,212
Total Liabilities and Stockholders’ Equity	$4,542,070	$4,791,012